JOINT SCHOOL-RUNNING AGREEMENT

Party A: The People’s Government of Zhangwu County Liaoning Province

Party B: Hunan Oya Education Technology Co., Ltd

Pursuant to the Vocational Education Law of the People’s Republic of China, The Law of the People's Republic of China on Promotion of Privately-Run Schools, The Decision of the State Council on Pushing the Development of Vocational and Technical Education and relevant documents issued by the People’s Government of Liaoning Province, the People’s Government of Fuxin City and the People’s Government of Zhangwu County, and for the purposes of firmly strengthening the one-to-one aiding and assistance with vocational education, accelerating the development of local economy, strengthening and magnifying the brand of vocational education, promoting the vocational education of Zhangwu County to a new step, transferring the economic growth pattern, and attracting investment, Party A and Party B, after sufficient consultations, make and enter into this agreement concerning school-running cooperation between Zhangwu Secondary Vocational Technical School (hereinafter referred to as “Zhangwu Vocational School”) and Hunan Oya Education Technology Co., Ltd (hereinafter referred to as “Oya”) as follows:

I.	Objective of School -Running Cooperation

1.
Party A and Party B jointly run the school with both parties’ resource advantages; Party A will integrate the local educational resources, ensure the ratio of regular and vocational student enrollment at 1:1, expand the school scale of Zhangwu Vocational School, strengthen the management of the school, increase students' professional skills, properly settle the employment problem of graduates, and make the school to become a place where parents are satisfied, students become talents and the government feels assured.

2.
During the years from 2012 to 2015, Party A and Party B will work together to ensure that 1000 students will be enrolled into Zhangwu Vocational School every year for 2-3 years’ vocational technical training and that the number of students in school will reach 3000 to 5000 during this period.

3.	Part B will be responsible for providing adequate investment for the development of the school.

II.	Term of Cooperation

30 years, from July 20th 2011 to September 1st 2041. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate. If the cooperation is to be extended, Party B shall have priority.

III.	The Nature of School Running and the School’s Name

1.	Nature of school running: sponsored by government and funded by private capital.

2.	The school’s name is Zhangwu Secondary Vocational Technical School.

IV.	Legal Representative and Principal

During the cooperation period, the principal shall be selected and appointed by Party B and as the legal representative.

V.	Management Method of the School

After the school-running cooperation begins, the school shall implement the principal responsible system under the leadership of the board of directors. A board of directors with 5 to 7 members shall be established through both parties’ mutual negotiation. The member proportion shall be 2 (Party A) : 3 (Party B) and the Chairman of the Board shall be from Party B. Party A shall have the ownership of the assets formed by investment inside the existing campus.

VI.	Management of Assets

1.
Party A shall have the ownership of the current and fixed assets of the existing Zhangwu Vocation School and Party B shall be responsible for managing and using the assets of Zhangwu Vocational School.

2.
The school buildings, lands, equipment and facilities etc. of Zhangwu Vocational School owned by Party A shall be provided to Party B to use for free only for the purpose of schooling during the period of school running cooperation and Party B shall not use for subleasing, lending, warranty, mortgage, disposition or other purposes.

3.
Party B shall have the ownership and right of disposal to the newly requisitioned land, newly built houses and newly invested equipment and facilities funded by Party B other than those in the campus of the existing vocational school.

VII.	Personnel and labor – Capital Management

1.
Party A shall provide Party B with 130 qualified teachers to support Party B’s teaching work, and Party A agrees that Party B can publicly employ the rest teachers from the county or society. Party B shall be responsible for the employment of vacant staff position, and Party A shall be responsible for the salary payment of this position. The retained public teachers’ grade, title, excellence assessment priority policy and personnel archives management remain unchanged.

2.
The on-the-job staff of Zhangwu Vocational School shall be jointly assessed by both parties and competitively employed and conferred letter of appointment by Party B. School affairs staff shall be regrouped. Party A shall ensure that the status and nature of retained public school staff remain unchanged, that the salary and welfare which Party A is now responsible for remain unchanged and will be adjusted with policies and that those (including salary, social insurance, pension, policy-adjusted salary etc.) are released from Party A’s finance department remain to be done from the same.

3.	Off-staff teachers and employees shall be employed and managed by Party B and Party B shall be responsible for their salaries and welfare.

4.	Party B shall implement labor and employment system by the law and meanwhile have the assessment right and dismissal right to the staff.

5.	Party B, based on the economic performance of the school, shall release allowance to the on-the-job staff, and as the scale of the school expands, staff’s welfare shall be gradually raised.

VIII.	Rights and Obligations of Both Parties

(I)	Party A’s rights and obligations

1.	Party A shall acquire an agreement of the existing public teachers, ensuring a smooth transition.

2.
Party A shall newly requisition 33 acre of land (83 acres to be reserved) on the nature of comprehensive use in the peripheral area of Zhangwu Vocation School within 10 months after this Agreement is executed, and transfer the land to Party B on the basis of ￥300,000 per acre and be responsible for going through the formalities of land use right without charging any other fees. Agreements shall be otherwise made when concerning land requisition affairs.

3.	Party A shall charge Party B ￥2.5 per square meter for construction and supervision filing fees during the construction.

4.
Party A shall responsible for the preparation works, i.e. connections of water, electricity and road and leveling of ground, and planning and design work for Party B during the construction of the school, and for connecting the 200Φ tap water pipes and three-phase 200V high voltage electric power to the expansion area of the vocational education district.

5.	Party A shall not make report or approval on the establishment of new vocational educational schools (including training organizations) during the jointly school-running cooperation period.

6.
Party A shall instruct and manage the school in accordance with the applicable law, and ensure that the on-the-job staff’s employment status and nature, titles and grades remain unchanged, that their titles are assessed and grades raised in compliance with the current policy, and that the personnel archives management remains unchanged. The salaries of Party A’s staff retained by Party B shall be paid by Party A on a monthly basis (including retirees).

7.
As to Party A's regular enlisted staff members dismissed by Party B by reason of work, Party A shall be responsible for their proper arrangement and the operations of the school shall not be affected due to such dismissal.

8.
Party A shall be responsible for settling the remaining problems of the vocational education center before the cooperation, including the debts of the school before the cooperation (according to the result of audit).

9.
Special appropriations with respect to vocational education and rural labor force transfer and training appropriation etc. acquired in the school’s name by Party A to superior authorities shall be used for the construction and development of the school and shall not be retained, appropriated for other purposes or offset for debts.

10.
Party A shall establish school running cooperation leading group, in which the county magistrate shall be as director and relevant departments and bureaus as member units, to firmly support Party B’s development.

11.	Party A commissions Party B in form of currency for farmer worker training, laid-off worker training and other trainings by policy.

(II)	Party B’s rights and obligations

1.	On the condition that Party A implements the Agreement on time, Party B shall achieve the objective of school running cooperation in accordance with the terms of the Agreement.

2.	Party B shall accept Party A's unified management, supervision and business instructions.

3.
Party B shall have school management right, independent school running right, personnel disposition right and capital accumulation and 100% profit distribution right during the period of school running cooperation.

4.	Party B shall be responsible for the creditor's rights and debts that occurred during Party B’s operation since the handover between the parties.

5.	Party B shall settle the labor disputes by the law for staff members employed by Party B and their employment agreements shall be automatically terminated when the agreements expire.

6.
Party B warrants that the welfare of Party A's staff members continuing to be employed will not be lower than Party A’s former welfare level, and warrants the legal rights and benefits of staff members. With gradual expansion of the scale of the school, the welfare and treatment of staff shall also gradually increase in a direct proportion.

7.
Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate to be above 96% and the stability rate above 92% with two-year track management for the satisfaction of students and their parents.

8.
Party B shall be responsible for the safety of the school during the cooperation and strengthen the management of the students and safety education, preventing injury accidents suffered by the students. Both parties shall be jointly responsible for the safety work of the surroundings of the campus.

9.
Party B shall continue to fulfill the training duties of the current vocational education center and do well the trainings of farmer workers, re-employment and other government-required trainings and accept Party A’s instructions.

IX.	Charge Standard

10.
The charge standard will be determined by Party B pursuant to relevant policies, school costs and combining with actual income status of local residents, and will be reported to price authorities for review and approval.

11.	The old charge standard applies to old students, and the new charge standard applies to new students.

X.	Liability for Breach of Contract

Both parties shall fulfill their respective duties and obligations in strict accordance with the Contract Law. Either party breaches any relevant terms of this Agreement shall pay the other party RMB ￥3,000,000 as penalty for breach of contract in addition to undertaking due legal liabilities and the other party’s actual economic loss.

XI.	Settlement of Disputes

Both parties shall settle the disputes arising from the implementation of this Agreement    through amicable negotiation. If such negotiation fails, the People's Court at Party B's location will entertain the suit.

XII.	Supplemental Rules

1.	This Agreement shall become effective with the signature and stamp by both parties.

2.	This Agreement is printed in four (4) duplicate copies. Each party keeps two (2) copies.

3.	The two parties may make supplemental agreements for matters not covered herein. All supplemental agreements entered into between the parties shall have equivalent legal effect.

4.	In the event that relevant policies and regulations of the state, province or city have been adjusted, this Agreement shall be implemented in accordance with adjusted policies.

Party A:	The People’s Government	Party B:	Hunan Oya Education Technology
	of Zhuangwu County		Co., Ltd

	(Stamp)		(Corporate Seal)

Legal representative: Yuxue Liu		Legal representative: Guangwen He
Date: July 13, 2011		Date: July 13, 2011